Exhibit 5.1

HUNTON & WILLIAMS LLP 1445 ROSS AVENUE SUITE 3700 DALLAS, TEXAS 75202
FAX	214 · 468 · 3599
TEL	214 · 468 · 3300

August 31, 2007

Solera National Bancorp, Inc.
5801 W. Alameda Ave, Suite B
Lakewood, Colorado 80226

Re:          Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as special counsel to Solera National Bancorp, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form SB-2 filed with the Securities and Exchange Commission on or about August 31, 2007 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”).  Pursuant to Rule 429 promulgated under the Act, the Registration Statement will, upon its effectiveness, also serve as Post-Effective Amendment No. 1 to the Company’s registration statement on Form SB-2 (No. 333-138042).

The Registration Statement covers the registration of (i) 480,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of the Company (the “Shares”), (ii) warrants to purchase up to 64,343 shares of Common Stock (“Organizer Warrants”), (iii) the shares of Common Stock issuable upon the exercise of the Organizer Warrants, (iv) warrants to purchase up to 96,000 shares of Common Stock (“Investor Warrants”), and (v) the shares of Common Stock issuable upon the exercise of the Investor Warrants.

In this capacity, we have examined originals or copies of the following documents:

(1)           the Registration Statement;

(2)           the form of Organizer Warrant Agreement filed as an exhibit to the Registration Statement;

(3)           the form of Shareholder Warrant Agreement filed as an exhibit to the Registration Statement (the documents identified in (2) and (3) are referred to, collectively, as the “Warrant Agreements”); and

(4)           a certificate from an officer of the Company dated as of the date hereof, certifying: (a) the certificate of incorporation of the Company, as amended; (b) the bylaws of the Company, as amended; (c) resolutions of the board of directors of the Company dated as of August 23, 2007 and August 31, 2007, authorizing the Registration Statement and other matters.

This opinion is based entirely on our review of the documents listed in the preceding paragraph, and we have made no other documentary review or investigation of any kind whatsoever for purposes of this opinion.

In conducting our examination, we have assumed:  (i) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the

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conformity to original documents of all documents submitted to us as certified or photostatic copies or forms and the authenticity of the originals of such documents; and (ii) that the Warrant Agreements will be executed and delivered by the Company and the warrantholders as in the forms filed as exhibits to the Registration Statement and, when so executed and delivered, will be the valid and binding obligations of the Company and the respective warrantholders.

Based upon the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth herein, we are of the opinion that (A) the Shares, Investor Warrants and Organizer Warrants are duly authorized, (B) when the Shares and Investor Warrants are issued and delivered to investors, and the Organizer Warrants are issued and delivered to the organizers, all as described and in exchange for the consideration described in the Registration Statement, the Shares, Investor Warrants and Organizer Warrants will be legally and validly issued, and the Shares will be fully paid and non-assessable, and (C) assuming that: (i) the shares of Common Stock to be issued pursuant to the Investor Warrants and the Organizer Warrants are issued pursuant to the terms thereof, (ii) the Company maintains an adequate number of authorized but unissued shares and/or treasury shares of Common Stock available for issuance to those persons who purchase shares through the exercise of Investor Warrants and/or Organizer Warrants, and (iii) the consideration for the shares of Common Stock issued pursuant to the Investor Warrants and Organizer Warrants is actually received by the Company as provided in the Investor Warrants and Organizer Warrants and exceeds the par value of such shares, then the shares of Common Stock issued upon the due and valid exercise of the Investor Warrants and Organizer Warrants will be duly and validly issued, fully paid and nonassessable.

The opinion set forth above is limited in all respects to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, each as in effect on this date, and we express no opinion concerning the laws of any other jurisdiction.

This firm hereby consents to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to references to our firm included in or made a part of the Registration Statement.  In giving this consent, this firm does not admit that it comes within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter.  This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ HUNTON & WILLIAMS LLP

04868 / 10969